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Consent of Independent Registered Public Accounting Firm

Clever Leaves Holdings Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.333-241707) and Form S-8 (No. 333-253644) of Clever Leaves Holdings Inc. of our report dated March 30, 2021, except for the effect of the restatement disclosed in Notes 3 and 18, as to which the date is May 14, 2021, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO Canada LLP

Chartered Professional Accountants

Vancouver, Canada
May 14, 2021

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.